Exhibit 3.3
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
McJUNKIN RED MAN HOLDING CORPORATION
     McJunkin Red Man Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     (a) The present name of the Corporation is McJunkin Red Man Holding Corporation.
     (b) The name under which the Corporation was originally incorporated was McJ Holding Corporation.
     (c) The Corporation filed its original Certification of Incorporation with the Secretary of State of the State of Delaware on November 20, 2006.
     (d) The Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 30, 2007.
     (e) The Certificate of Amendment of the Certificate of Incorporation, changing the name of the Corporation from “McJ Holding Corporation” to McJunkin Red Man Holding Corporation”, was filed with the Secretary of State of the State of Delaware on October 31, 2007.
     (f) The Amended and Restated Certificate of Incorporation, which amended and restated the original Certificate of Incorporation in its entirety, was filed with the Secretary of State of the State of Delaware on June 17, 2008 (the “Prior Restated Certificate of Incorporation”).
     (g) This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Prior Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”), and reads in its entirety as follows:

ARTICLE I
     Section 1.1 Name. The name of the Corporation is McJunkin Red Man Holding Corporation.
ARTICLE II
     Section 2.1 Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
     Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 950,000,000 shares, consisting of (i) 800,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 150,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock, or any series thereof, voting separately as a class shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
     Section 4.2 Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
     Section 4.3 Common Stock. (a) Dividends. Subject to the preferential rights, if any, of the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

     (b) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each outstanding share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, for each share of Common Stock held of record on the books of the Corporation.
     (c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation and subject to all rights and preferences, if any, to which the holders of Preferred Stock shall be entitled in the event of a liquidation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to holders of Common Stock ratably in proportion to the number of shares held by each such stockholder.
     Section 4.4 Stock Split. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a 500-for-1 stock split of the Corporation’s Common Stock shall become effective, pursuant to which each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof be subdivided and reclassified into five hundred (500) fully-paid and non-assessable shares of Common Stock (the “Stock Split”). No fractional shares of Common Stock shall be issued upon the Stock Split. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Stock Split, the Corporation shall pay to such stockholder cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall immediately after the filing of this Amended and Restated Certificate of Incorporation represent the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender, the Corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Amended and Restated Certificate of Incorporation.
ARTICLE V
     Section 5.1 Board of Directors. (a) Composition. The stockholders shall elect a board of directors (the “Board of Directors”) to oversee the Corporation’s business. The Board of Directors shall initially consist of ten (10) directors, and thereafter shall be not less than three (3) nor more than fifteen (15) directors, the exact number of which shall be fixed in accordance with the By-Laws of the Corporation.
     (b) Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     (c) Removal. Any director or the entire Board of Directors may be removed with or without cause by the affirmative vote of the holders of the majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation, voting together as a single class then entitled to vote at an election of directors.
     (d) Newly-created Directorships and Vacancies. Any newly created directorships on the Board of Directors that result from an increase in the authorized number of directors and any vacancies in the Board of Directors resulting from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
     (e) Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto.
     (f) The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.
     (g) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.
ARTICLE VI
     Section 6.1 Indemnification of Directors, Officers, Employees or Agents. The rights conferred upon indemnitees in Article VI of the By-Laws shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of Article VI of the By-Laws or this Section 6.1 of the Amended and Restated Certificate of Incorporation that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE VII
     Section 7.1 Limited Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII
     Section 8.1 Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be effected only upon the vote of the stockholders at an annual or special meeting duly called and may not be effected by written consent of the stockholders, provided that such actions may be effected by written consent of the stockholders if Goldman, Sachs & Co. and its affiliates (“Goldman”) beneficially own, directly or indirectly, more than 25.0% of the outstanding shares of Common Stock.
     Section 8.2 Special Meetings. Special meetings of stockholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors then in office or by the Chairman of the Board of Directors; provided, that, if Goldman beneficially owns, directly or indirectly, 25.0% or more of the outstanding shares of Common Stock, then special meetings of the stockholders also may be called by holders of not less than 25.0% of the outstanding shares of Common Stock.
ARTICLE IX
     Section 9.1 Business Opportunities. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Goldman or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and such person shall have no duty to communicate or offer such corporate opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
ARTICLE X
     Section 10.1 Section 203 of the DGCL. Section 203 of the DGCL shall not apply to the Corporation.
ARTICLE XI
     Section 11.1 By-Laws. The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation of the Corporation. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation in accordance with the By-Laws of the Corporation.
ARTICLE XII
     Section 12.1 Reservation of Right to Amend the Amended and Restated Certificate of Incorporation. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XIII
     Section 13.1 Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
* * *

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Amended and Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, has been executed by its duly authorized officer this 16th day of October, 2008.

McJunkin Red Man Holding Corporation
By:	/s/ Stephen W. Lake
	Name:	Stephen W. Lake
	Title:	Senior Vice President, General Counsel and Corporate Secretary